Exhibit 21-List of Subsidiaries


Kinder Morgan Operating L.P. "A", a Delaware limited partnership

Kinder Morgan Operating L.P. "B", a Delaware limited partnership

Kinder Morgan Operating L.P. "C", a Delaware limited partnership

Kinder Morgan Operating L.P. "D", a Delaware limited partnership

Kinder Morgan Natural Gas Liquids Corporation, a Delaware corporation

Kinder Morgan CO2, LLC, a Delaware limited liability company

Mont Belvieu Associates, a Texas general partnership

Heartland Partnership, a Texas general partnership

SFPP L.P., a Delaware limited partnership